KPMG 8th Floor, Prince’s Building 10 Charter Road Central, Hong Kong PO Box 50 General Post Office Hong Kong	Telephone +852 2522 6022 Fax +852 2845 2588 Internet www.kpmg.com.hk
Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Corgi International Limited
We consent to the use of our report dated August 22, 2006, except for notes 1(a), 2 and 21, which are as of April 18, 2007, with respect to the consolidated balance sheets of Corgi International Limited and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
Our report dated August 22, 2006, except for notes 1(a), 2 and 21, which are as of April 18, 2007 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has net current liabilities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and notes to the consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG
KPMG
Hong Kong, China
June 18, 2007